Form 8-K                                4          Stone & Webster, Incorporated


Exhibit 99.1 Text of registrant's press release dated December 1, 1999 -

For Immediate Release Contact:                    Thomas L. Langford
                                                  Executive Vice President
                                                  (617) 589-7424

                   Stone & Webster Secures Financing Agreement

     BOSTON, Massachusetts, December 1, 1999 - Stone & Webster, Incorporated (NYSE: SW) announced today that it has reached an agreement with its principal bank lending group to expand and extend its current credit facility.

     Under the agreement, Stone & Webster's borrowing facility has been increased by $30 million to a maximum of $160 million and extended through May 31, 2000. A portion of the new funding is available immediately, with the remainder to be provided in two tranches based on specific events expected to occur by the middle of December. The previous $130 million facility had been scheduled to expire in January 2000.

     In addition, Stone & Webster has expanded its bonding capacities - an important factor in the Company's ability to win and execute projects - through new co-surety arrangements.

     Stone & Webster also announced that substantial progress has been made in the previously announced sale of its headquarters building in Boston. At present, the Company is in negotiations with a potential buyer and expects to conclude the sale in late December or early January. The sale of the building is expected to generate more than $185 million in proceeds, which will be used to reduce debt and for other general corporate purposes.

     "We are pleased with the progress we have made in the financial restructuring we announced October 27," said H. Kerner Smith, Stone & Webster's chairman and chief executive officer. "In addition to the actions we are taking to address our liquidity issues and establish a longer-term capital structure, we are also continuing to focus on winning and executing projects successfully. We have an excellent backlog of business, which has been further strengthened by the recent influx of new orders in our power business. We also are seeing improved markets for our process and environmental operations."

     In the last month, the Company announced approximately $500 million of new contract awards. "These new contracts speak well of Stone & Webster's global recognition and of the competencies of our people and our project execution," Mr. Smith said.

     Stone & Webster is a global leader in engineering, construction and consulting services for power, process, environmental, infrastructure and industrial markets.

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